Exhibit 99.2
Erie Indemnity Company
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2025	2024	2025	2024
	(Unaudited)		(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services	$825,275	$769,162	$2,404,177	$2,195,734
Management fee revenue - administrative services	18,831	17,154	54,772	51,139
Administrative services reimbursement revenue	215,694	206,754	638,611	604,349
Service agreement revenue	6,939	6,816	18,675	19,803
Total operating revenue	1,066,739	999,886	3,116,235	2,871,025

Operating expenses
Cost of operations - policy issuance and renewal services	642,124	613,007	1,918,154	1,757,531
Cost of operations - administrative services	215,694	206,754	638,611	604,349
Total operating expenses	857,818	819,761	2,556,765	2,361,880
Operating income	208,921	180,125	559,470	509,145

Investment income
Net investment income	21,033	17,322	61,011	49,235
Net realized and unrealized investment gains	1,331	2,925	2,312	2,983
Net impairment losses recognized in earnings	(810)	(698)	(2,633)	(3,763)
Total investment income	21,554	19,549	60,690	48,455

Other income	2,286	1,168	8,094	7,871
Income before income taxes	232,761	200,842	628,254	565,471
Income tax expense	49,908	41,012	132,299	117,186
Net income	$182,853	$159,830	$495,955	$448,285

Net income per share
Class A common stock – basic	$3.93	$3.43	$10.65	$9.63
Class A common stock – diluted	$3.50	$3.06	$9.48	$8.57
Class B common stock – basic and diluted	$589	$515	$1,597	$1,444

Weighted average shares outstanding – Basic
Class A common stock	46,189,068	46,189,059	46,189,012	46,189,038
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,305,599	52,306,514	52,304,797	52,301,001
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$1.365	$1.275	$4.095	$3.825
Class B common stock	$204.75	$191.25	$614.25	$573.75

Erie Indemnity Company
Consolidated Statements of Financial Position
(in thousands)

	September 30, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (includes restricted cash of $28,000 and $23,559, respectively)	$568,551	$298,397
Available-for-sale securities	59,833	44,604
Available-for-sale securities lent	4,318	0
Receivables from Erie Insurance Exchange and affiliates, net	780,473	707,060
Prepaid expenses and other current assets, net	73,779	83,902
Accrued investment income	10,937	11,069
Total current assets	1,497,891	1,145,032

Available-for-sale securities, net	970,160	991,726
Equity securities	54,378	85,891
Available-for-sale and equity securities lent	51,836	7,285
Fixed assets, net	557,607	513,494
Agent loans, net	94,740	80,597
Defined benefit pension plan	51,819	21,311
Other assets, net	45,897	43,278
Total assets	$3,324,328	$2,888,614

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$425,310	$408,309
Agent incentive compensation	99,717	75,458
Accounts payable and accrued liabilities	199,995	190,028
Dividends payable	63,569	63,569
Contract liability	47,949	42,761
Deferred executive compensation	6,700	14,874
Securities lending payable	54,325	7,513
Total current liabilities	897,565	802,512

Defined benefit pension plan	31,065	28,070
Contract liability	23,361	21,170
Deferred executive compensation	20,798	19,721
Deferred income taxes, net	19,776	6,418
Other long-term liabilities	22,885	23,465
Total liabilities	1,015,450	901,356

Shareholders’ equity	2,308,878	1,987,258
Total liabilities and shareholders’ equity	$3,324,328	$2,888,614
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